EXHIBIT (c)(2)
December 3, 2008 Fairness Opinion for the Special Committee of the Board of Directors Sutura, Inc.

2 Disclaimer The accompanying material was complied on a confidential basis for use by the Special Committee of the Board of Directors of Sutura, Inc. (“Sutura” or the “Company”) in evaluating the proposed transaction described herein. This material is not intended to provide the sole basis for evaluating the transaction, does not purport to contain all information that may be required and should not be considered a recommendation with respect to a transaction. This material was prepared for a specific use by specific persons familiar with the business and affairs of Sutura and not prepared with a view to public disclosure. Nothing contained in the accompanying material is intended to be relied upon as a promise or representation as to the past or the future. Craig-Hallum Capital Group LLC (“Craig-Hallum”) undertakes no obligation to update or revise the accompanying material. It should be understood that certain financial and market information, estimates, valuations and/or projections contained in the accompanying material were prepared or derived from information supplied by the Company and public sources without the assumption by Craig-Hallum of responsibility for any independent verification thereof. Accordingly, neither Craig-Hallum not any of its officers, directors, employees, affiliates, advisors, agents or representatives warrants the accuracy or completeness of any such information, including, without limitation, the accuracy or achievability of any such valuations, estimates and our projections. Actual results may vary from such estimates, valuations or projections and such variations may be material. This material must not be copied, reproduced, distributed or passed to others at any time without the prior written consent of Craig-Hallum.

3 Table of Contents Section I Sutura, Inc. Overview Section II Summary of Proposed Transaction Section III Summary of Due Diligence Procedures Section IV Valuation Analyses Section V Valuation Summary

SECTION I Sutura, Inc. Overview

5ra was formed in 1996 as a medical device company to develop suture Sutura was formed in 1996 as a medical device company to develop suture solutions in vascular and cardiovascular specialties. ?? Sutura’s SuperStitch EL technology provides an approach to suturing vascular defects, specifically: Atrial Septal Defects (ASD) and Patent Foramen Ovale (PFO). ?? Sutura holds 14 issued patents and has 26 pending patent applications. ?? Sutura began to commercialize its SuperStitch® technology in June 2005. ?? The devices are sold in Europe and, to a much lesser extent, Asia and the United States. ?? Sutura has demonstrated its core technology in arterial closure in more than 30,000 patients worldwide. Sutura, Inc. — Overview

6 ???? Current Situation — Revenue of $349,030 for the nine months ended September 30, 2008. — Operating loss of $6.5 million for the nine months ended September 30, 2008. — With cash and marketable securities of $4.9 million as of November 30, 2008, and a quarterly loss from operations of $1.8 million, the Company will run out of cash in the second-half of 2009, at the current cash burn rate. ?? In mid-2007 and again in the second half of 2008, Craig-Hallum conducted formal sale processes that targeted potential strategic buyers in the medical device industry. ?? None of these efforts resulted in an acquisition proposal from a strategic buyer. Sutura, Inc. — Overview

7 Sutura, Inc. — Overview September 30, BALANCE SHEETS 2008 ASSETS CURRENT ASSETS: Cash & cash equivalents $1,397,455 Marketable securities & Certificates of deposits 1,989,491 Assets held for sale 4,311,238 Net assets of discontinued operations $7,698,184 LIABILITIES AND STOCKHOLDERS DEFICIT LIABILITIES: Net liabilities of discontinued operations $18,528,079 STOCKHOLDERS DEFICIT Common stock, $0.001 par value; 500,000,000 shares authorized; issued and outstanding 337,816,037 shares as at September 30, 2008 and 272,650,262 shares at December 31, 2007 337,816 Additional paid in capital 56,454,595 Accumulated deficit ($66,603,019) Other comprehensive loss ($1,019,288) Total stockholders deficit ($10,829,895) TOTAL LIABILITIES AND STOCKHOLDERS DEFICIT $7,698,184 Unaudited

8 Sutura, Inc. — Overview Nine Months Ended Income Statement September 30, 2008 OTHER INCOME (EXPENSE) Interest Income $376,976 Interest Expense(1) ($2,344,486) Other Income 15,00 0 Total other income (expense),net ($1,952,510) Loss from discontinued operations ($6,516,301) NET LOSS ($8,468,811) OTHER COMPREHENSIVE GAIN (LOSS) Unrealized gain(loss)securities 33,507 Translation adjustment 5,441 TOTAL COMPREHENSIVE GAIN (LOSS) 3 8,948 COMPREHENSIVE (LOSS) ($8,429,863) BASIC AND DILUTED NET LOSS PER SHARE ($0.03) BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING* 3 15,935,558 * Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is anti-dilutive (1) Includes amortization of beneficial conversion feature and warrants issued of: $403,091.00 As a result of Sutura’s current economic condition and the Letter of Intent signed on November 3, 2008, Sutura classifies all of its operations as discontinued. Sales for the Nine months ended September 30, 2008 were as follows: U.S.: $5,405 Asia: $73,050 Europe: $270,575 Total: $349,030

9 ?? The Company’s common stock currently trades on the over-the-counter “bulletin board” market. ?? Current share price is less than $0.01. ?? Over the last twelve months, Sutura’s average daily trading volume has been 57,780 shares. ?? There are no research analysts covering the common stock. ?? Current market cap is $337,820. 0 300,000 600,000 900,000 1,200,000 1,500,000 Nov-07 Feb-08 May-08 Aug-08 Nov-08 $0.00 $0.02 $0.04 $0.06 $0.08 $0.10 Volume Price SUTU: LTM Price and Volume Sutura, Inc. — Observations on Equity of SUTU

SECTION II Summary of Proposed Transaction

11 ?? On November 3, 2008, Sutura entered into a binding Letter of Intent for the sale of all of the Company’s non-cash assets plus cash of $3.0 million to Nobles Medical Technologies, Inc. in exchange for cash of $6.75 million (the “Transaction”). ?? Summary of Terms: — Transaction Structure Asset Sale — Consideration Cash — Offer Amount $6.75 million — Break-Up Fee $500,000 — Offer Expiration Date December 15, 2008 ?? Non-cash assets include: — Intellectual Property (1) — Property & Equipment, Inventory, and Accounts Receivable ?? Craig-Hallum has been retained by the Special Committee of the Board of Directors of Sutura to render an opinion on the fairness of the transaction, from a financial point of view, to the common shareholders of Sutura, other than Anthony Nobles. Summary of Proposed Transaction Note: 1.Consists of copyrights, patent rights, trademarks, service marks and trade dress rights, trade secret rights, license rights, contract rights, distribution rights and all other Intellectual Property rights. Sutura owns or has exclusive rights to 14 issued patents and 26 pending patent applications according to the Company’s Intellectual Property Status Report dated June 6, 2008.

12 Transaction and Creditor Repayment Analysis Sutura Liabilities Senior Secured Debt $12,550,495 Unsecured Debt $3,269,005 Accrued Expenses(1) $300,000 Total Liabilities $16,119,500
Funds Available to Repay Creditors Cash at Closing(2) $4,124,672 Cash to Nobles Medical Technologies ($3,000,000) Cash From Sale of Assets $6,750,000 Total Funds Available to Repay Creditors $7,874,672 ($8,244,828) Shortfall for the Repayment of Creditors Note: 1. Accounts payable of $111,677 will be assumed by Buyer and other payables in the amount of $1.8 million will not be paid by Sutura. 2. Projected cash balance as of January 31, 2009, per Sutura Management.

SECTION III Summary of Due Diligence Procedures

14 Due Diligence Procedures ?? We reviewed the following information regarding Sutura among other things: — Draft of Asset Purchase Agreement dated November 28, 2008; — Financial projections for the years ending December 31, 2008 and 2009, provided by management; — Form 8-K filed on November 3, 2008 and form 8-K filed on November 8, 2008; — Form 10-Q for the nine month period ended September 30, 2008; — Annual report and form 10-K for the four years ended December 31, 2007; — Listing of the Company’s issued patents and pending patent applications; and — The Settlement, License and Release Agreement between Sutura and Abbott Laboratories. ?? In addition, we held discussions with management of Sutura concerning its history and the future outlook for the Company, its products and technologies and other matters relevant to our analyses.

SECTION IV Valuation Analyses

16 Valuation Methodologies ?? Our analyses establish a range of value for the non-cash assets of Sutura which consists primarily of the Company’s patented technology underlying its medical device products. The perspective is based on the economic value that the buyer gains by taking ownership of the assets and the economic value that the Company gives up by transferring ownership of the asset to another party. ?? In estimating a range of values of the Sutura Intellectual Property, we evaluated several common approaches used in the valuation of intellectual property. ?? Cost Approach — The Cost Approach values assets based on the cost necessary to create and develop the Intellectual Property. However, in this case, the Cost Approach is not applicable as it bears no relationship to the inherent value of the Intellectual Property. Value of Intellectual Property is based on the future benefits resulting from its use and is best measured in terms of income. ?? Market Approach — The Market Approach values assets based on comparable transactions between unrelated parties. The degree of reliance on comparable transactions depends on an assessment of whether the transactions are sufficiently similar to provide an indication of the fair market value of the Intellectual Property. Factors to consider include the nature of the assets sold, the industry and products involved, the agreement terms, the circumstances of the buyer and seller and other factors that may affect the agreedupon price. — We used the Market Approach as a primary valuation method in valuing Sutura’s Intellectual Property.

17 Valuation Methodologies ?? Income Approach — The Income Approach values assets based on the present value of the future income streams expected from the asset under consideration. — The duration and timing of the cash flow stream are determined by forecasting the useful life of the patents by considering the statutory (legal) life of the asset, the economic life of the asset or its functional or technological life. The business risk associated with the realization of the stream of expected cash flows may be captured through the use of an appropriate discount rate, probability adjustments on the forecasted the cash flows, or through a combination of these factors. — The expected future cash flow stream from the asset may be quantified using several approaches depending on the specific circumstances at hand. In the context of valuing the Intellectual Property, the Relief from Royalty Method is commonly used. — The Relief from Royalty Method assumes that an asset’s value can be measured by what the owner of the property would pay in royalties if they did not own the property and had to license it from a third party. This method also provides an estimate of the amount of income the owner would generate by licensing the Intellectual Property to others. — This method requires the determination of projected royalty payments, which are derived by applying a royalty rate to an appropriate royalty base. Often, the rate is a percentage applied to revenues derived from products embodying the Intellectual Property. The royalty base is determined by projecting the expected revenues to be generated throughout the useful life of the Intellectual Property. Alternatively, the royalty may be expressed as a percentage of the cost savings or incremental profits generated by processes based on the underlying Intellectual Property. The lump-sum fair market value of the Intellectual Property is calculated as the net present value of the royalty payments.

18 Valuation Methodologies ?? The Royalty Base Determination — Usually, the income enhancing contribution resulting from use of Intellectual Property is increased revenues due to market creation, market expansion, enhanced market share capture, or increased sales price for the end product. In such cases, the revenue increase would constitute an appropriate basis for determination of a reasonable royalty base. Therefore, we used forecasted net revenues of the products embodying the Intellectual Property as the royalty base. ?? Royalty Rate Determination — Using market based licensing transactions, we identified “comparable” license agreements that contained royalty rates on similar technology which were then used as a basis in determining a royalty rate for Sutura’s Intellectual Property. — Our initial search included 57 licensing transactions in the medical supply; wound closure related technology, and cardio/cardiovascular related technology (as provided by Royalty Source). — While the Market Approach to valuation may have certain drawbacks (e.g., each transaction is unique), it is often appropriate in the context of determining a fair market royalty. This is because the approach focuses on actual transactions that have been negotiated between willing buyers (or licensees) and willing sellers (or licensors). Therefore, for purposes of determining a reasonable royalty rate, use of the Market Approach entails searching for negotiated royalty rates from comparable licensing transactions for similar assets. ?? We determined that appropriate methods to use in valuing the Intellectual Property are the Market Approach and the Income Approach, specifically the Relief from Royalty Method.

Market Approach – Medical Technology Asset Sales

A screen was performed for comparable sales of medical technologies that were structured as an asset sale.

This search yielded five transactions which we compared to Sutura.

These transactions are listed in the table to the right.

Closed	Seller	Buyer	Total Value	IP Value	Comments
01/31/08	Vascon, LLC	Merit Medical Systems Inc. (NasdaqGS:MMSI)	$3.00MM	$2.49MM	Merit Medical Systems Inc. (NasdaqNM: MMSI) entered into a non binding term sheet to purchase certain cardiac and peripheral catheter platform assets of Vascon, LLC for $3 million in cash on November 2, 2007. The consideration includes $1.5 million in cash and $1.5 million upon the transfer of the assets and technology to Merit, no later than the one year from closing. The agreement is subject to customary closing conditions and is expected to close prior to the end of calendar year 2007. To determine the fair value of the IP assets, we deducted $511,741 from the purchase price for assets related to Inventory, Customer Relationships, and a Non-Compete Agreement.
05/26/06	IntraLuminal Therapeutics, Inc.	Kensey Nash Corp. (NasdaqGS:KNSY)	$8.00MM	$6.84MM	Kensey Nash Corporation (Nasdaq: KNSY) acquired IntraLuminal Therapeutics, Inc. for a reported consideration of $8 million on May 26, 2006. IntraLuminal's IP consisted of a portfolio of 19 patents focusing on guidance technology in combination with radio frequency energy that safely cross and recanalize chronic total occlusions (CTOs) in the coronary and peripheral arteries. To determine the fair value of the IP assets, we deducted $1,160,433 from the purchase price for assets related to Brand, Customer Relationships, Fixed Assets, and Inventory.

Source: Capital IQ , Press Releases and SEC Filings

CRAIG-HALLUM

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Sutura®

Market Approach — Medical Technology Asset Sales A screen was performed for comparable sales of medical technologies that were structured as an asset sale. This search yielded five transactions which we compared to Sutura. These transactions are listed in the table to the right. Closed Seller Buyer Total Value IP Value Comments 03/31/06 Millimed A/S Merit Medical Systems Inc. (NasdaqGS:MMSI) $1.51MM $0.96MM Merit Medical Systems, Inc. acquired the Hemostasis Device business of Millimed A/S for $1.51 million on March 31, 2006. In the transaction, Merit Medical Systems acquired the Millimed’s Easy Pass line of valve products. To determine the fair value of the IP assets, we deducted $554,752 from the purchase price for Fixed Assets and Inventory. 01/08/04 Radius Medical Technologies, Inc. Medtronic, Inc. (NYSE:MDT) $5.60MM $5.60MM Medtronic Inc. (NYSE: MDT) acquired certain medical devices from Radius Medical Technologies, Inc. for $5.6 million in cash on January 8, 2004. The consideration paid was $5.6 in cash, including a $0.5 milestone payment made in fiscal year 2005 for the successful transfer of assets. The assets sold were related to interventional guidewires and related products for the cardiovascular market place. No deductions were made as the assets purchased were solely related to IP. 12/19/00 Cardima, Inc. (OTCBB:CADM) Medtronic, Inc. (NYSE:MDT) $8.00MM $8.00MM Cardima, Inc. sold a portion of its patent portfolio and related intellectual property pertaining to intravascular sensing and signal detection and certain guiding catheters to Medtronic, Inc. for $8,000,000 in cash, $4,000,000 of which was paid on execution of the agreement. The balance was paid in January of 2001. No deductions were made as the assets purchased were solely related to IP. Source: Capital IQ , Press Releases and SEC Filings

Income Approach – Relief From Royalty

A screen was performed for comparable licensing agreements involving wound closure technologies.

This search yielded two agreements which were considered comparable to Sutura.

These agreements are summarized in the table to the right.

Licensor	Licensee	Dates	Geographic Markets	Licensed Property	Upfront Fee	Royalty on Annual Sales Minimum	Royalty on Annual Sales Maximum
Children's Medical Center Corp.	NMT Medical, Inc. (a)	1996	Worldwide	Exclusive rights to the CardioSEAL® cardiac septal repair implant from InnerVentions, Inc., a Licensee of the Children's Medical Center Corporation, or CMCC, also known as Children's Hospital Boston. In connection with this acquisition, licensee acquired all of the existing development, manufacturing, testing equipment, patent licenses, know-how and documentation necessary to manufacture cardiac septal repair implant devices. Under the License Agreements, as amended, the licensee pays royalties to CMCC on all commercial sales of our cardiac septal repair products. CardioSEAL® is sold in the United States, Canada and Europe. STARFlex® is sold in Europe. In connection with licensor's cardiac septal repair implants, there is an exclusive worldwide license from CMCC under United States patents entitled Occluder and Method for Repair of Cardiac and Vascular Defects (U.S. Patent No. 5,425,744), Occluder for Repair of Cardiac and Vascular Defects (U.S. Patent No. 5,451,235) and Self-Centering Umbrella-Type Septal Closure Device (U.S. Patent No. 5,709,707) and the respective corresponding forgein patents, patent applications and associated know-how, CardioSEAL® and STARFlex® are products designed to close different types of holes in the heart without open heart surgery.	n/a	10.5%	10.5%
Kensey Nash Corp.	St Jude Medical, Inc. (b)	1996	Worldwide	Exclusive rights to manufacture, market and distribute all current and future sizes of the patented Angio-Seal for hemostatic puncture closures for cardiovascular use worldwide. Angio-Seal(TM) Vascular Closure Device (Angio-Seal) is designed to seal and close femoral artery punctures made during diagnostic and therapeutic cardiovascular catheterizations.	n/a	6.0%	12.0%

Source: Royalty Source

Notes:

(a). Royalties payments are 10.5% of commercial net sales of CardioSEAL and STARFlex septal repair implant devices. Royalties run through the end of the term of the patents which range from 2014 to 2016.

(b) Royalty rates are based on aggregate volume of Angio-Seal units sold. The royalty rate was 12% until October 2000, when it decreased to 9% based on reaching a cumulative total of one million units sold. The final decrease in royalty rate, to 6%, will occur when four million cumulative units have been sold. The licensee is subject to certain minimum royalty payments.

CRAIG-HALLUM

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Sutura®

Income Approach – Relief From Royalty

- Sutura's Management provided us with a sales projection for the 18 months ending December 31, 2009.
- Management had no projections beyond 2009.
- These projections serve as the basis for our Relief from Royalty analysis.

	Sutura Projections - SuperStitch 6/8			Sutura Projections - SuperStitch 12/18			Sutura Projections - ASD/PFO		
	2008 2nd Half	2008[(1)] Annualized	2009 Full Year	2008 2nd Half	2008[(1)] Annualized	2009 Full Year	2008 2nd Half	2008[(1)] Annualized	2009 Full Year
Units USA	495	990	1,525	180	360	755	170	340	1,330
Units Europe	1,425	2,850	3,650	270	540	1,255	170	340	1,330
Units Asia	1,050	2,100	2,250	0	0	410	0	0	430
Total Units	2,970	5,940	7,425	450	900	2,420	340	680	3,090
Average Selling Price (US)	$195	$195	$195	$350	$350	$350	$4,500	$4,500	$4,500
Average Selling Price (Export)	$105	$105	$105	$270	$270	$275	$3,500	$3,500	$3,500
US Sales	$96,525	$193,050	$297,375	$63,000	$126,000	$264,250	$765,000	$1,530,000	$5,985,000
Non-US Sales	$259,875	$519,750	$619,500	$72,900	$145,800	$457,875	$595,000	$1,190,000	$6,160,000
	$356,400	$712,800	$916,875	$135,900	$271,800	$722,125	$1,360,000	$2,720,000	$12,145,000
Unit Cost	$45	$45	$45	$100	$100	$100	$1,000	$1,000	$750
Total Cost	$133,650	$267,300	$334,125	$45,000	$90,000	$242,000	$340,000	$680,000	$2,317,500
Margin	$222,750	$445,500	$582,750	$90,900	$181,800	$480,125	$1,020,000	$2,040,000	$9,827,500
Margin %	*62.5%*	*62.5%*	*63.6%*	*66.9%*	*66.9%*	*66.5%*	*75.0%*	*75.0%*	*80.9%*

Notes:
1. We annualized the 2008 sales in order to compare to the 2009 estimated sales.

CRAIG-HALLUM

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Sutura®

23 Income Approach — Relief From Royalty (SuperStitch FR 6/8) ?? The analysis below takes the 2009 sales projection for the SuperStitch FR 6/8 product line for 2009 (provided by Sutura management) and grows it at a constant annual rate of 10%. 2008(1) Year Ending December 31 SuperStitch FR 6/8 Annualized 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 Revenue $712,800 $916,875 $1 ,008,563 $1,109,419 $1,220,361 $1 ,342,397 $1 ,476,636 $1 ,624,300 $1,786,730 $1,965,403 $2,161,943 Growth From Prior Year 28.6% 10.0% 10.0% 10.0% 10.0% 10.0% 10.0% 10.0% 10.0% 10.0% Less: Obsolescence Factor (2) 1.00 0.90 0.80 0.70 0.60 0.50 0.40 0.30 0.20 0.10 Equals: Adjusted Revenue 916,875 9 07,706 8 87,535 854,252 805,438 7 38,318 6 49,720 5 36,019 3 93,081 2 16,194 Times: Pre-Tax Royalty Rate 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% Equals: Pre-Tax Royalty Savings 82,519 81,694 79,878 76,883 72,489 66,449 58,475 48,242 35,377 19,457 Less: Income Taxes at 40.0% (3) 33,008 32,677 31,951 30,753 28,996 26,579 23,390 19,297 14,151 7,783 Equals: After-Tax Royalty Savings 49,511 49,016 47,927 46,130 43,494 39,869 35,085 28,945 21,226 11,674 Times: Present Value Factor at: 20% 0.8333 0.6944 0.5787 0.4823 0.4019 0.3349 0.2791 0.2326 0.1938 0.1615 Equals: Present Value of After-tax Royalty Savings 41,259 34,039 27,735 22,246 17,479 13,352 9,792 6,732 4,114 1,885 Times: Present Value Factor at: 25% 0.8000 0.6400 0.5120 0.4096 0.3277 0.2621 0.2097 0.1678 0.1342 0.1074 Equals: Present Value of After-tax Royalty Savings 39,609 31,370 24,539 18,895 14,252 10,451 7,358 4,856 2,849 1,254 Discount Rate 30% 25% 20% Sum of Present Value of After-tax Royalty Savings $137,017 $1 55,433 $178,634 Notes: 1. Estimated based on the sales plan provided for the 2nd half of 2008 by Sutura’s management team. 2. Per discussions with Sutura’s Management. 3. Represents the corporate tax rate. 4. The minimum discount rate for technology intangible assets generally approximates 18%. It is based on the cost of equity capital and normally considers a premium for the risk underlying the specific intangible asset. In our judgment, based on the cost of equity for a medical device firm capable of exploiting the technology and including a risk premium for the technology intangible asset, a range of discount rates of 20% to 25% is reasonable.

24 Income Approach — Relief From Royalty (SuperStitch FR 12/18) ?? The analysis below takes the 2009 sales projection for the SuperStitch FR 12/18 product line for 2009 (provided by Sutura management) and grows it at a constant annual rate of 10%. 2008(1) Year Ending December 31 SuperStitch FR 12/18 Annualized 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 Revenue $271,800 $7 22,125 $794,338 $8 73,771 $9 61,148 $1 ,057,263 $1 ,162,990 $1 ,279,288 $1,407,217 $1,547,939 $1,702,733 Growth From Prior Year 165.7% 10.0% 10.0% 10.0% 10.0% 10.0% 10.0% 10.0% 10.0% 10.0% Less: Obsolescence Factor (2) 1.00 0.90 0.80 0.70 0.60 0.50 0.40 0.30 0.20 0.10 Equals: Adjusted Revenue 722,125 7 14,904 6 99,017 672,804 634,358 5 81,495 5 11,715 4 22,165 3 09,588 1 70,273 Times: Pre-Tax Royalty Rate 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% Equals: Pre-Tax Royalty Savings 64,991 64,341 62,912 60,552 57,092 52,335 46,054 37,995 27,863 15,325 Less: Income Taxes at 40.0% (3) 25,997 25,737 25,165 24,221 22,837 20,934 18,422 15,198 11,145 6,130 Equals: After-Tax Royalty Savings 38,995 38,605 37,747 36,331 34,255 31,401 27,633 22,797 16,718 9,195 Times: Present Value Factor at: 20% 0.8333 0.6944 0.5787 0.4823 0.4019 0.3349 0.2791 0.2326 0.1938 0.1615 Equals: Present Value of After-tax Royalty Savings 32,496 26,809 21,844 17,521 13,766 10,516 7,712 5,302 3,240 1,485 Times: Present Value Factor at: 25% 0.8000 0.6400 0.5120 0.4096 0.3277 0.2621 0.2097 0.1678 0.1342 0.1074 Equals: Present Value of After-tax Royalty Savings 31,196 24,707 19,326 14,881 11,225 8,232 5,795 3,825 2,244 987 Discount Rate 30% 25% 20% Sum of Present Value of After-tax Royalty Savings $107,914 $1 22,418 $140,691 Notes: 1. Estimated based on the sales plan provided for the 2nd half of 2008 by Sutura’s management team. 2. Per discussions with Sutura’s Management. 3. Represents the corporate tax rate. 4. The minimum discount rate for technology intangible assets generally approximates 18%. It is based on the cost of equity capital and normally considers a premium for the risk underlying the specific intangible asset. In our judgment, based on the cost of equity for a medical device firm capable of exploiting the technology and including a risk premium for the technology intangible asset, a range of discount rates of 20% to 25% is reasonable.

25 Income Approach — Relief From Royalty (ASD/PFO): No Royalty Paid ?? The analysis below takes the 2009 sales projection for the ASD/PFO product line (provided by Sutura management) and grows it by 100% for the first two years, gradually declining to a constant annual growth rate of 10% by 2015. ?? As part of a settlement agreement with Abbott Laboratories, Sutura will pay to Abbott a royalty on certain product sales of the ASD/PFO line. The rate ranges from 3% to 6% of net sales, although it is not certain that a royalty would actually be payable. As such, we have considered valuations under a “no royalty” scenario and under the maximum “6% royalty” scenario. The analysis below assumes no royalty is paid to Abbott. Year Ending December 31 ASD/PFO 2009(1) 2010 2011 2012 2013 2014 2015 2016 2017 2018 Revenue $2,720,000 5,440,$000 $10,880,000 $19,040,000 $28,560,000 $35,700,000 $39,270,000 $43,197,000 $47,516,700 $52,268,370 Growth From Prior Year NA 100.0% 100.0% 75.0% 50.0% 25.0% 10.0% 10.0% 10.0% 10.0% Less: Obsolescence Factor (2) 1.00 0.90 0.80 0.70 0.60 0.50 0.40 0.30 0.20 0.10 Equals: Adjusted Revenue 2,720,000 4 ,896,000 8 ,704,000 13,328,000 1 7,136,000 17,850,000 15,708,000 12,959,100 9,503,340 5,226,837 Times: Royalty Payment Rate to Abbott 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% Equals: Royalty Payment to Abbott - — - — - — - — - - Equals: Adjusted Revenue (Post Abbott) 2,720,000 4,896,000 8,704,000 13,328,000 17,136,000 17,850,000 15,708,000 12,959,100 9,503,340 5,226,837 Times: Pre-Tax Royalty Rate 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% Equals: Pre-Tax Royalty Savings 244,800 440,640 783,360 1,199,520 1,542,240 1,606,500 1,413,720 1,166,319 855,301 470,415 Less: Income Taxes at 40.0% (3) 97,920 176,256 313,344 479,808 616,896 642,600 565,488 466,528 342,120 188,166 Equals: After-Tax Royalty Savings 146,880 264,384 470,016 719,712 925,344 963,900 848,232 699,791 513,180 282,249 Times: Present Value Factor at: 20% 0.8333 0.6944 0.5787 0.4823 0.4019 0.3349 0.2791 0.2326 0.1938 0.1615 Equals: Present Value of After-tax Royalty Savings 122,400 183,600 272,000 347,083 371,875 322,808 236,726 162,749 99,458 45,585 Times: Present Value Factor at: 25% 0.8000 0.6400 0.5120 0.4096 0.3277 0.2621 0.2097 0.1678 0.1342 0.1074 Equals: Present Value of After-tax Royalty Savings 117,504 169,206 240,648 294,794 303,217 252,681 177,887 117,406 68,878 30,306 Discount Rate 30% 25% 20% Sum of Present Value of After-tax Royalty Savings $1,474,104 $1,772,526 $2,164,284 Notes: 1. Estimated based on the sales forecast provided for the 2nd half of 2008 by Sutura’s management team. Because Sutura has yet to achieve any sales from this product line, Sutura’s management has indicated that the annualized 2008 forecast is a more reasonable estimate for 2009 sales than the $12.1 million originally provided. 2. Per discussions with Sutura’s Management. 3. Represents the corporate tax rate. 4. The minimum discount rate for technology intangible assets generally approximates 18%. It is based on the cost of equity capital and normally considers a premium for the risk underlying the specific intangible asset. In our judgment, based on the cost of equity for a medical device firm capable of exploiting the technology and including a risk premium for the technology intangible asset, a range of discount rates of 20% to 25% is reasonable.

26 ?? The analysis below takes the 2009 sales projection for the ASD/PFO product line (provided by Sutura management) and grows it by 100% for the first two years, gradually declining to a constant annual growth rate of 10%. ?? As part of a settlement agreement with Abbott Laboratories, Sutura will pay to Abbott a royalty on certain product sales of the ASD/PFO line. The rate ranges from 3% to 6% of net sales, although it is not certain that a royalty would actually be payable. As such, we have considered valuations under a “no royalty” scenario and under the maximum “6% royalty” scenario. The analysis below assumes a 6% royalty is paid to Abbott. Income Approach — Relief From Royalties (ASD/PFO): 6% Royalty Paid 2009(1) 2010 2011 2012 2013 2014 2015 2016 2017 2018 Year Ending December 31 ASD/PFO Revenue $2,720,000 5,440,00$0 $10,880,000 $19,040,000 $28,560,000 $35,700,000 $39,270,000 $4 3,197,000 $4 7,516,700 $52,268,370 Growth From Prior Year NA 100.0% 100.0% 75.0% 50.0% 25.0% 10.0% 10.0% 10.0% 10.0% Less: Obsoles cence Factor (2) 1.00 0.90 0.80 0.70 0.60 0.50 0.40 0.30 0.20 0.10 Equals: Adjusted Revenue 2 ,720,000 4 ,896,000 8 ,704,000 13,328,000 1 7,136,000 1 7,850,000 15,708,000 1 2,959,100 9 ,503,340 5 ,226,837 Times: Royalty Payment Rate to Abbott 6% 6% 6% 6% 6% 6% 6% 6% 6% 6% Equals: Royalty Payment to Abbott 163,200 293,760 522,240 799,680 1,028,160 1,071,000 942,480 777,546 570,200 313,610 Equals: Adjusted Revenue (Post Abbott) 2,556,800 4,602,240 8,181,760 12,528,320 16,107,840 16,779,000 14,765,520 12,181,554 8,933,140 4,913,227 Times: Pre-Tax Royalty Rate 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% Equals: Pre-Tax Royalty Savings 230,112 414,202 736,358 1,127,549 1,449,706 1,510,110 1,328,897 1,096,340 803,983 442,190 Less: Income Taxes at 40.0% (3) 92,045 165,681 294,543 451,020 579,882 604,044 531,559 438,536 321,593 176,876 Equals: After-Tax Royalty Savings 138,067 248,521 441,815 676,529 869,823 906,066 797,338 657,804 482,390 265,314 Times: Present Value Factor at: 20% 0.8333 0.6944 0.5787 0.4823 0.4019 0.3349 0.2791 0.2326 0.1938 0.1615 Equals: Present Value of After-tax Royalty Savings 115,056 172,584 255,680 326,258 349,563 303,440 222,522 152,984 93,490 42,850 Times: Present Value Factor at: 25% 0.8000 0.6400 0.5120 0.4096 0.3277 0.2621 0.2097 0.1678 0.1342 0.1074 Equals: Present Value of After-tax Royalty Savings 110,454 159,053 226,209 277,106 285,024 237,520 167,214 110,361 64,745 28,488 Discount Rate 30% 25% 20% Sum of Present Value of After-tax Royalty Savings $1 ,385,658 $1 ,666,175 $2 ,034,427 Notes: 1. Estimated based on the sales forecast provided for the 2nd half of 2008 by Sutura’s management team. Because Sutura has yet to achieve any sales from this product line, Sutura’s management has indicated that the annualized 2008 forecast is a more reasonable estimate for 2009 sales than the $12.1 million originally provided. 2. Per discussions with Sutura’s Management. 3. Represents the corporate tax rate. 4. The minimum discount rate for technology intangible assets generally approximates 18%. It is based on the cost of equity capital and normally considers a premium for the risk underlying the specific intangible asset. In our judgment, based on the cost of equity for a medical device firm capable of exploiting the technology and including a risk premium for the technology intangible asset, a range of discount rates of 20% to 25% is reasonable.

Relief from Royalty — Valuation Summary The table to the right displays the range of values derived from the relief from royalty approach for each product line. Product Line Low High Relief from Royalty (Single Stitch FR 6/8) 155,43$3 to $178,634 Relief from Royalty (Multistitch FR 12/8) $122,418 to $140,691 Relief from Royalty (ASD/PFO) $1,666,175 to $2,164,284 Fair Market Value of Intellectual Property $1,944,025 to $2,483,609 Range of Values 27

Summary of Other Assets The table to the right summarizes the estimated values of the Non- Intellectual Property assets. Other Assets as of October 31, 2008 Reported Fair Mkt Value(1) Accounts Receivable (Net) $2,405 Inventory $566,280 Property & Equipment (Net) $678,020 Total $1,246,705 $505,000 Notes: 1. Sutura received an offer for all of its non-cash assets (excluding IP) on October 27, 2008 from Hilco Industrial, LLC. for $505,000.

SECTION V Valuation Summary

Valuation Summary The table to the right displays the summary values from the various methods employed. Range of Values Method Employed Low High Intellectual Property — Market Approach $955,248 to $8,000,000 Cash $3,000,000 $3,000,000 Other Assets $505,000 $505,000 Total Fair Market Value of Assets $4,460,248 to $11,505,000 Intellectual Property — Relief from Royalty Value $1,944,025 to $2,483,609 Cash $3,000,000 $3,000,000 Other Assets $505,000 $505,000 Total Fair Market Value of Assets $5,449,025 to $5,988,609 ?? Based on our analysis, it is our opinion that the cash offer of $6.75 million from Nobles Medical Technologies, Inc. in exchange for all of the Company’s non-cash assets plus cash of $3.0 million is fair, from a financial point of view, to the common shareholders of Sutura, other than Anthony Nobles.